Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of our report dated September 12, 2006, with respect to the consolidated financial statements of Dollar Financial Corp. and our report dated September 12, 2006, with respect to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting included in this Annual Report (Form 10-K) of Dollar Financial Corp.
(1)	Registration Statement (Form S-8 No. 333-134262) pertaining to the Dollar Financial Corp. Deferred Compensation Plan

(2)	Registration Statement (Form S-8 No. 333-123320) pertaining to the Dollar Financial Corp. 1999 Stock Incentive Plan and the Dollar Financial Corp. 2005 Stock Incentive Plan

(3)	Registration Statement (Form S-3 No. 333-134299) of Dollar Financial Corp.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
September 12, 2006

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